EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FIRST QUARTER RESULTS
New York, N.Y., May 25, 2016 - Tiffany & Co. (NYSE: TIF) reported its financial results for the three months (“first quarter”) ended April 30, 2016. Worldwide net sales were lower than the prior year and reflected declines in all regions except Japan, which management attributes to a continuation of softness in spending by both local customers and foreign tourists. Net earnings were also lower than the prior year resulting from a decline in the operating margin, as improved gross margin was more than offset by a lack of sales leverage on operating expenses. However, net earnings were generally in line with management’s previously announced expectation for the first quarter, as set forth in the Company’s news release on March 18th.

In the first quarter:

•
Worldwide net sales declined 7% to $891 million and comparable store sales declined 9%. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales declined 7%, and comparable store sales declined 9%.

•
Net earnings of $87 million, or $0.69 per diluted share, included a tax benefit of $0.05 per diluted share related to the settlement of a tax examination, and compared with net earnings of $105 million, or $0.81 per diluted share, in the prior year.

Frederic Cumenal, chief executive officer, said, “As expected, this was a difficult quarter in terms of both sales and earnings growth. We faced numerous challenges, including continued pressure from foreign tourist spending in Europe, the U.S. and Asia, particularly in Hong Kong.  However, we are continuing to take actions that are intended to strengthen sales growth with local customers in the U.S. and around the world. From a strategic perspective, we believe that our initiatives will enhance our ability to provide our customers with extraordinary products and experiences and ultimately contribute to improved financial results.  We remain focused on generating sustainable long-term sales and earnings growth.”

Net sales highlights by region in the first quarter were as follows:

•
In the Americas, total sales of $403 million were 9% below the prior year and comparable store sales declined 10%. On a constant-exchange-rate basis total sales and comparable store sales declined 8% and 9%, respectively, with management attributing the declines to varying degrees of softness in spending by U.S. customers and foreign tourists.

•
In the Asia-Pacific region, total sales of $238 million were 8% below the prior year and comparable store sales declined 15%. On a constant-exchange-rate basis total sales and comparable store sales declined 5% and 12%, respectively; on that basis, total sales growth in China and Korea was offset by a continued significant decline in Hong Kong and more moderate declines in other markets.

•
In Japan, total sales of $131 million were 8% above the prior year and comparable store sales increased 12%. On a constant-exchange-rate basis total sales and comparable store sales rose 1% and 5%, respectively. Management attributed the sales growth to higher spending by local customers.

•
In Europe, total sales of $97 million were 9% lower than the prior year and comparable store sales declined 15%. On a constant-exchange-rate basis total sales and comparable store sales declined 7% and 14%, respectively, due to softness in most countries, led by France, that management attributed largely to lower foreign tourist spending.

•	Other sales declined 30% to $22 million, and comparable store sales declined 21%, reflecting lower retail sales in the United Arab Emirates (“UAE”) and wholesale sales in other markets.

•
Tiffany opened two Company-operated stores in the first quarter (in Europe) and closed one location (in Japan). At April 30, 2016, the Company operated 308 stores (124 in the Americas, 81 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE), compared with 298 stores a year ago (123 in the Americas, 75 in Asia-Pacific, 56 in Japan, 39 in Europe, and five in the UAE).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 61.2% in the quarter, from 59.1% a year ago. The increase was due to favorable product input costs and the effect of a shift in sales mix towards higher-margin products, as well as price increases, partly offset by the effect of currency translation and a lack of sales leverage on fixed costs.

•	SG&A expenses increased 3% in the first quarter due to higher labor, occupancy and depreciation expenses, much of which was store-related.

•	The effective tax rate was 29.0% compared with 34.7% a year ago. The decline was due to a benefit related to the conclusion of a tax examination.

•
Cash and cash equivalents and short-term investments totaled $790 million at April 30, 2016, versus $715 million a year ago. Total short-term and long-term debt as a percentage of stockholders’ equity was 37% at both April 30, 2016 and 2015.

•	Net inventories at April 30, 2016 were 2% lower than the prior year.

•	Capital expenditures of $46 million compared with $37 million in the prior year.

•
The Company spent $78 million in the first quarter (at an average cost of $66 per share) to repurchase shares of its Common Stock. At April 30, 2016, $416 million remained available for repurchases under a program that authorizes the repurchase of up to $500 million of the Company’s Common Stock and that expires on January 31, 2019.

Outlook:
Management is now forecasting full year earnings per diluted share in 2016 to decline by a mid-single-digit percentage from 2015’s adjusted earnings per diluted share (which excluded loan impairment and certain staffing and occupancy charges - see “Non-GAAP Measures”). Management also expects diluted EPS in the second quarter to decline by a similar rate as occurred in the first quarter. The forecast is based on the following full year assumptions, which are approximate and may or may not prove valid: (i) worldwide net sales declining by a low-single-digit percentage from the prior year; (ii) worldwide gross retail square footage increasing 2%, net through 11 openings, 6 relocations and 10 closings; (iii) operating margin below the prior year’s 19.7% (excluding the prior year’s charges - see “Non-GAAP Measures”) due to an expected increase in gross margin more than offset by SG&A expense growth; (iv) interest and other expenses, net unchanged from 2015; (v) an effective income tax rate slightly lower than the prior year; (vi) a modest year-over-year strengthening of the U.S. dollar; (vii) net inventories unchanged from the prior year; (viii) capital expenditures of $260 million; and (ix) free cash flow (net cash provided by operating activities less capital expenditures) of at least $400 million.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report second quarter results on Thursday August 25th before the market opens. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
The statements in this document that refer to plans and expectations for the current fiscal year and future periods are forward-looking statements that involve a number of risks and uncertainties. Words such as 'expects,' 'anticipates,' 'forecasts,' 'plans,' 'believes,' 'continues,' 'may,' 'will,' and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's objectives, expectations and beliefs with respect to store openings and closings, product introductions, sales, sales growth, retail prices, gross margin, expenses, operating margin, interest and other expenses, net, effective income tax rate, net earnings and net earnings per share, inventories, capital expenditures, cash flow, liquidity, currency translation and growth opportunities. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks from global economic conditions, decreases in consumer confidence, the Company's significant operations outside of the United States, regional instability and conflict that could disrupt tourist travel and local consumer spending, weakening foreign currencies, changes in the Company's product or geographic sales mix and changes in costs or reduced supply availability of diamonds and precious metals. Please also see the Company's risk factors, as they may be amended from time to time, set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, for a discussion of these and other factors that could cause actual results to differ materially. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	First Quarter 2016 vs. 2015
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(7)%	—%	(7)%
Americas	(9)	(1)	(8)
Asia-Pacific	(8)	(3)	(5)
Japan	8	7	1
Europe	(9)	(2)	(7)
Other	(30)	—	(30)

Comparable Store Sales:
Worldwide	(9)%	—%	(9)%
Americas	(10)	(1)	(9)
Asia-Pacific	(15)	(3)	(12)
Japan	12	7	5
Europe	(15)	(1)	(14)
Other	(21)	—	(21)

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to certain items in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company. The following table reconciles certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Specific cost-reduction initiatives [b]	Non-GAAP
Year Ended January 31, 2016
SG&A expenses	$1,731.2	$(37.9)	$(8.8)	$1,684.5
Earnings from operations	760.1	37.9	8.8	806.8
Net earnings	463.9	24.3	5.6	493.8
Diluted earnings per share	3.59	0.19	0.05	3.83

[a]
Expenses associated with impairment charges related to a financing arrangement with Koidu Limited. See "Item 8. Financial Statements and Supplementary Data - Note J - Commitments and Contingencies" in our Annual Report on Form 10-K, filed with the SEC on March 28, 2016, for further information.

[b]
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered. See "Item 8. Financial Statements and Supplementary Data - Note J - Commitments and Contingencies" in our Annual Report on Form 10-K, filed with the SEC on March 28, 2016, for further information.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30,
	2016	2015
Net sales	$891.3	$962.4

Cost of sales	345.7	393.4

Gross profit	545.6	569.0

Selling, general and administrative expenses	411.0	399.0

Earnings from operations	134.6	170.0

Interest and other expenses, net	11.5	9.3

Earnings from operations before income taxes	123.1	160.7

Provision for income taxes	35.6	55.8

Net earnings	$87.5	$104.9

Net earnings per share:

Basic	$0.69	$0.81
Diluted	$0.69	$0.81

Weighted-average number of common shares:

Basic	126.1	129.2
Diluted	126.5	129.8

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	April 30, 2016	January 31, 2016	April 30, 2015
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$789.9	$886.6	$715.4
Accounts receivable, net	221.5	206.4	192.5
Inventories, net	2,320.1	2,225.0	2,363.0
Prepaid expenses and other current assets	190.7	190.4	207.6

Total current assets	3,522.2	3,508.4	3,478.5

Property, plant and equipment, net	946.0	935.8	897.0
Other assets, net	680.0	677.4	765.9

	$5,148.2	$5,121.6	$5,141.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$220.1	$221.6	$197.1
Current portion of long-term debt	92.5	84.2	—
Accounts payable and accrued liabilities	300.4	329.1	271.2
Income taxes payable	36.6	27.1	44.6
Merchandise credits and deferred revenue	68.2	67.9	72.2

Total current liabilities	717.8	729.9	585.1

Long-term debt	790.2	790.0	873.6
Pension/postretirement benefit obligations	436.4	428.1	532.2
Other long-term liabilities	188.1	189.0	201.4
Deferred gains on sale-leasebacks	56.4	55.1	62.8
Stockholders’ equity	2,959.3	2,929.5	2,886.3

	$5,148.2	$5,121.6	$5,141.4

TIF - E